                                                                       Exhibit 99.1

                               NEWS RELEASE

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846 N. Mart-Way Court, Olathe, Kansas 66061 Phone: 913-647-0158  Fax:  913-647-0132
                                                  investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

                 ELECSYS CORPORATION APPOINTS NEW VICE PRESIDENT
                    OF BUSINESS DEVELOPMENT AT DCI SUBSIDIARY

Olathe, Kansas (August 5, 2008) - Elecsys Corporation (AMEX: ASY), announced today that Derek (Jay) Gillam has joined the Company's DCI subsidiary as the new
Vice President of Business Development.

Prior to joining DCI, Mr. Gillam managed the commercial division of Peterson
Manufacturing Company, a $300 million provider of vehicle safety lighting systems located in Grandview, Missouri. Prior to that, he spent 18 years in various sales, marketing, and business development roles at several organizations such as Hall-Kimbrell Environmental Services and International
Harvester. Mr. Gillam holds a bachelor's degree in business administration from the University of Kansas.

"Jay's extensive background in business development, sales and marketing for the design and manufacturing of custom electronic products makes him a valuable addition to DCI, as we continue to focus on steady growth in the niche sectors of the vast electronic design and manufacturing services market," said Karl B.
Gemperli, Elecsys Chief Executive Officer. "Our team is looking forward to working with Jay during this exciting time at DCI."

Elecsys Corporation operates three wholly owned subsidiaries, DCI, Inc., NTG,
Inc., and Radix Corporation. DCI provides electronic design and manufacturing services for original equipment manufacturers in the aerospace, transportation, communications, safety, security and other industrial product industries. DCI has specialized expertise and capabilities to integrate custom electronic assemblies with a variety of innovative display and interface technologies. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries that require remote monitoring.
Radix develops, designs and markets ultra-rugged handheld computers, peripherals and portable printers. The markets served by its products include utilities, transportation logistics, traffic and parking enforcement, route accounting/deliveries, and inspection and maintenance. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2008. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

                                      # # #

Investor Relations Contact:   Todd A. Daniels
                              (913) 647-0158, Phone
                              (913) 647-0132, Fax
                              investorrelations@elecsyscorp.com

Media Inquiries Contact:      Shelley Bartkoski
                              Hagen and Partners
                              (913) 642-3715
                              sbartkoski@hagenandpartners.com